Exhibit 10.1

3535 General Atomics Court, Suite 200 • San Diego, CA 92121 • 858.875.1800 Office • 858.875.1843 Fax • www.fatetherapeutics.com

Edward J. Dulac III	May 20, 2020

Dear Ed,

Fate Therapeutics, Inc. (“Fate” or the “Company”) is pleased to offer you an exempt full-time position as Chief Financial Officer, reporting to the Company’s President & Chief Executive Officer. This position has an anticipated start date of August 24, 2020 (“Start Date”), and requires that you provide full-time services at the Company’s corporate headquarters in San Diego, California during the Company’s business days of operation.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity other than for charitable purposes (whether full-time or part-time) unless approved in advance in writing by the Company’s Chief Executive Officer. By signing this Letter Agreement, you confirm to Fate that you have reviewed the duties and responsibilities of this position, and that you are not subject to any contractual commitments or other legal obligations that would prohibit you from performing your duties for Fate.

In consideration of your employment, you will be paid at an annualized base salary rate of $390,000.00 (“Base Salary”), less applicable withholding, to be paid on Fate’s regularly scheduled payroll dates, which currently are every two weeks. Your Base Salary shall be reviewed by the Company periodically, but at least on an annual basis, for adjustment.

Subject to approval by our Board of Directors, you will be granted a non-qualified option to purchase 160,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the Company’s common stock as reported on NASDAQ on your Start Date (the “Option”). The Option will vest and become exercisable in accordance with the following schedule: twenty-five percent (25%) of the shares shall vest and become exercisable on the first anniversary of your Start Date, and 1/48th of the shares shall vest and become exercisable monthly thereafter so that one hundred percent (100%) of the shares shall be vested and exercisable on the fourth anniversary of your Start Date, subject to your continued employment with the Company. The Option will be granted pursuant to a stock option agreement which you will be required to sign as a condition of receiving the Option.

Furthermore, subject to approval by our Board of Directors, you will be granted an award of 40,000 restricted stock units (the “Award”), with each restricted stock unit equal to one share of the Company’s common stock. The Award shall vest in accordance with the following schedule: twenty-five percent (25%) of the restricted stock units underlying the Award shall vest on the first anniversary of the Start Date, and thereafter twenty-five percent (25%) of the restricted stock units underlying the Award shall vest on an annual basis from the Start Date so that one hundred percent (100%) of the restricted stock units shall be vested on the fourth (4th) anniversary of the Start Date, subject to your continued employment with the Company.

The Option and the Award will be subject to the terms and conditions of the Company’s Inducement Equity Plan (as amended, restated or otherwise modified from time to time, the “Inducement Plan”), and the Award will be granted pursuant to the applicable form of restricted stock unit agreement under the Inducement Plan, which you will be required to sign as a condition of receiving the Award.

The Company has determined your annual target bonus will be 40% of your then-existing annual base salary, to be pro-rated for the period of time actually worked during the year, where the pro-rated amount for the year ending December 31, 2020 will be based on a start date of June 1, 2020; provided, however that in any event the award and actual amount of any annual bonus (including any equity awards) will be determined, and payment thereof made, in accordance with the terms and conditions of the Company’s annual bonus plan and equity award grant policy, and any such bonus or equity award is subject to the discretion and approval of the Company’s Board of Directors. In the event that you are awarded an annual target bonus, such bonus shall be paid in the manner in which annual bonuses are paid to other executive officers of the Company also awarded an annual target bonus.

In addition, you will be eligible to participate in the Company’s Executive Severance and Change in Control Policy, an employee health benefits program, a 401(k) plan, a bonus plan (including annual grants of equity awards in connection with annual performance reviews) and a vacation plan.

In connection with your employment by the Company, the Company will provide you (i) a one-time signing bonus in the amount of $100,000, less applicable withholding (“Signing Bonus”), and (ii) temporary monthly housing assistance in the amount of $8,000 per month, less applicable withholding, for a period of nine months beginning August 1, 2020 (“Temporary Housing Assistance”). In addition, so long as your full-time relocation to the San Diego area is complete by September 30, 2020, and subject to your continued employment at the time of your relocation, the Company will provide you relocation assistance in the form of a one-time payment of $80,000, less applicable withholding, payable upon the completion of such full-time relocation (“Relocation Assistance”). You agree that (a) the actual payment of amounts owed by the Company to you for any Signing Bonus, Temporary Housing Assistance incurred from August 1, 2020 through December 31, 2020, and Relocation Assistance shall be made on Fate’s first regularly scheduled payroll date for the calendar year 2021, but in no event later than March 15, 2021, and (b) any remaining amounts owed by the Company to you for any Temporary Housing Assistance incurred from and after January 1, 2021 shall be paid on a monthly basis thereafter, subject in each case to your continued employment with the Company through such applicable payment date.

You acknowledge that your receipt and retention of any Signing Bonus, Temporary Housing Assistance, and Relocation Assistance are contingent upon your continued employment with the Company under the terms of this Letter Agreement for a period of eighteen (18) months from your Start Date. You agree to repay in full any amount paid by the Company relating to your Signing Bonus, Temporary Housing Assistance, and Relocation Assistance, if within eighteen (18) months from your Start Date, you resign from employment with the Company without Good Reason (as defined below), or if your employment is terminated by the Company for Cause (as defined below). If you refuse or fail to relocate to the San Diego area after the Company has paid any amounts for

Temporary Housing Assistance or Relocation Assistance, you agree to repay in full any and all amounts paid by the Company for Temporary Housing Assistance and Relocation Assistance. Furthermore, you agree that the Company may deduct from any amounts owed to you by the Company, including without limitation any salary, wages, bonuses, vacation or other paid leave, severance or separation pay, and expense reimbursements, any amounts owed to the Company by you, including repayment of your Signing Bonus, Temporary Housing Assistance and Relocation Assistance, subject to applicable law. If such deduction by the Company does not fully satisfy the amounts owed to the Company by you, you agree to immediately repay the remaining balance to the Company within fourteen (14) days of your terminating employment or refusal or failure to relocate, as applicable.

“Good Reason” means the occurrence of any of the following actions undertaken by the Company without your consent: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base compensation except for across-the-board compensation reductions similarly affecting all or substantially all similarly situated senior level employees of the Company; or (iii) a change of more than twenty-five (25) miles in the geographic location at which you must regularly report to work and provide services to the Company, in each case so long as you provide at least 60 days’ notice to the Company following the initial occurrence of any such event, the Company fails to cure such event within 30 days thereafter and you terminate your employment within 30 days after the end of such cure period. “Cause” means any of the following: (i) the making of dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iv) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (v) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (vi) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

As a condition of your employment, you will be required to complete and sign the Company’s standard form Employee Proprietary Information and Inventions Agreement attached hereto (the “PIIA”). In part, the PIIA requires that employees comply with the Company’s requirements to protect its proprietary and confidential information at all times. In addition, by signing this Letter Agreement, you represent that your compliance with the terms of the PIIA and provision of services as an employee of the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer or client), including obligations concerning providing services to others, and confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and further agree that you will not do anything in your performance as a Company employee that would violate any such duty. In particular, you will not disclose to the Company, or use in your performance as a Company employee, any information that you are obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on you to the contrary. Additionally, under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements as this offer of employment is conditioned on submission of satisfactory documentation and its verification. You will also be subject to and expected to comply with Fate’s workplace policies and rules, which will be provided to you separately.

All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions to the extent required by law. You hereby acknowledge that you have had an adequate opportunity to consult with your own tax advisors regarding the compensation set forth in this Letter Agreement, the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

We hope that you and Fate will find mutual satisfaction with your employment. All of us at Fate are very excited about you joining our team and look forward to a beneficial and fruitful relationship. Nevertheless, employees have the right to terminate their employment at any time, with or without cause or notice, and Fate reserves for itself an equal right with respect to your employment, where this type of relationship is called “at-will” employment.

This Letter Agreement and the PIIA attached hereto contain the entire terms and conditions with respect to your employment, and they supersede all prior communications, negotiations, representations and/or agreements between you and Fate. The terms and conditions of this offer may only be changed by written agreement by a duly authorized representative of Fate, although Fate may, from time to time, in its sole discretion, adjust the salary, benefits, other forms of compensation paid to you, and/or other policies and procedures in connection with your employment.

In the event of any dispute or claim relating to or arising out of this Letter Agreement or our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial, but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a single neutral arbitrator who shall issue a written opinion, (iv) the arbitration proceeding shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees in excess of any court fees which you would be required to pay if the dispute were decided in a court of law. Any such arbitration shall be conducted in the San Diego Area by Judicial Arbitration and Mediation Services (JAMS) under the JAMS Employment Arbitration Rules and Procedures. Notwithstanding the foregoing, you and the Company agree that the above agreement to arbitration shall not be construed as a waiver of any rights you may have to seek public injunctive relief in any forum.

If this offer is acceptable to you, kindly indicate your consent to its terms and conditions by signing and returning a copy of this Letter Agreement and a completed PIIA attached hereto to me by the close of business on May 22, 2020, it being understood that this offer will expire if not accepted, signed and returned on or before such date (although that expiration date may be extended at the discretion of Fate). Upon your signature below, this Letter Agreement, including Appendix A, will become our binding agreement with respect to your employment, containing all terms and conditions as to the specifics thereto.

Very truly yours,

/s/ J. Scott Wolchko

J. Scott Wolchko

President & CEO

I agree to and accept employment with Fate Therapeutics, Inc. on the terms and conditions set forth in this Letter Agreement, including the Employee Proprietary Information and Inventions Agreement attached hereto as Appendix A:

/s/ Edward J. Dulac III	5/22/20

Edward J. Dulac III	Date

Appendix A

Employee Proprietary Information and Inventions Agreement